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                                                                    Exhibit 99.1


                              CONTACTS:  N2K Inc
                                         Paula Batson
                                         Senior Vice President
                                         212-378-0331

                                         CDnow, Inc.
                                         Marlo Zoda
                                         Public Relations Manager
                                         215-517-7325, x432
FOR IMMEDIATE RELEASE
---------------------
                                         Morgen- Walke Associates
                                         Andrea Kaimowitz/
                                         Katherine Mittelbusher (Investors)
                                         212-850-5634
                                         Lee Foley/Evan Goetz (Media)
                                         212-850-5613

                 N2K INC. AND CDNOW, INC. ANNOUNCE MERGER PLANS

     TWO COMPANIES JOIN FORCES TO CREATE PRE-EMINENT ONLINE MUSIC PROVIDER

JENKINTOWN, Pa. and NEW YORK, N.Y., October 23,1998 -- CDnow, Inc. (Nasdaq:
CDNW) and N2K Inc. (Nasdaq: NTKI) today jointly announced the signing of a definitive merger agreement. The strategic merger will create a leader in e-commerce, as measured by customer base, market share, transactions, positioning with key partners and breadth of offerings.

     Management estimates the combined company will have approximately 1.2 million customers. Combined pro forma net sales were in excess of $75 million for the trailing 12 months ended September 30, 1998. According to the most recent estimate by Media Metrix, the leading Internet audience measurement company, the combined entity would rank #3 among online retailers. The newly united company will offer approximately 500,000 items, by far the largest selection of music products available to consumers.

     The merger will be effected through the formation of a new publicly traded company, initially to be called CDnow/N2K Inc. Existing N2K shareholders will receive 0.83 shares of common stock in the new company for each N2K share they own, and existing CDnow shareholders will receive 1.00 share of common stock in the new company for each CDnow share, in a tax-free exchange. The combined company will have an equity market capitalization of approximately $250 million, based on October 22, 1998 closing prices. The merger is
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expected to be completed by early 1999, subject to approval by the shareholders of both companies, regulatory approval and other customary ten-ns and conditions.

     By joining forces and combining platforms, the two online music pioneers will be able to focus their full resources on maximizing the opportunities of a rapidly growing market. The domestic online music market, which is expected to be $4.5 billion in 2002 as estimated by Forrester Research, is one of the leading categories of electronic commerce. The companies expect the merger to produce substantial economies and operating leverage through the integration of their organizations, technologies and distribution channels, as well as greater efficiencies from marketing a single brand that should be reflected in decreased customer acquisition costs. Combining both sites offers the potential for higher traffic and, consequently, a more attractive alternative for advertisers.

     Greater critical mass also should allow the new company to enhance the effectiveness of its alliances with major portals, traditional media partners, Internet service providers, lifestyle sites and communities of grassroots affiliates. Among the companies' strategic partners are AOL, Yahoo!, Netscape, MTV/VH1, Excite, Lycos/Tripod, GeoCities, and CBS Cable's TNN, CMT and country.com.

     Jon Diamond, co-founder and Vice Chairman of N2K, will be Chairman of the new entity. Jason Olim, President and Chief Executive Officer of CDnow, will be President and Chief Executive Officer of the merged company. N2K co-founder, Chairman and CEO Larry Rosen will become a member of the new Board of Directors, which will consist of four members from CDnow, three from N2K and two new members to be selected jointly.

     Mr. Diamond commented, "The merger of CDnow and N2K unites the two leading brands in online music, creating the most powerful franchise in our marketplace, and one of the clear leaders among Internet companies. Our respective companies are coming together at a uniquely opportune time, having already made the necessary investments to develop solid technology platforms, key alliances, and organizations of talented executives and relationships of trust with music consumers. This is a 'win/win' providing consumers with a truly superior music experience online and enhancing the value of the companies."

     Mr. Olim noted, "The unity of the two companies is powerful on all levels: strategic, tactical and financial. Strategically, with our combined alliances we achieve a ubiquitous position online. Tactically, the combined company will enjoy broad leadership in the most popular musical genres -- Jazz, Classical, Country and Rock/Pop -- which is but one example of the complimentary nature of this merger. Perhaps most importantly, the merger creates opportunities for major cost reductions and new efficiencies that will be of benefit to our shareholders."

     Mr. Rosen stated, "When we founded N2K, it was with a vision of using the power of the Internet to connect consumers directly to music in a unique combination of commerce, content
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and community. The merger with CDnow allows us to realize that vision, and positions the company for the exciting opportunities of a digital future. I am confident that Jon and Jason will provide the leadership to shape the rapid growth of the digital connection between music and consumers."

     The financial advisers to N2K and CDnow are Allen & Company Incorporated and BT Alex. Brown Incorporated, respectively. N2K also was advised by PaineWebber Incorporated.

ABOUT CDNOW
     CDnow, Inc. (cdnow.com), the Internet's number one music store, offers more than 300,000 music related items - ten times the size of the average music store. Founded in 1994 by twin brothers Jason and Matthew Olim, CDnow is building a better music store through intelligent album recommendations, custom CDs, music samples, a vast library of reviews and features from top music writers and exclusive editorial content from Rolling Stone Network, MTV/VH1 and CMJ New Music Monthly. CDnow is the premier online music store on Yahoo!, Lycos, Lycos-Bertelsmann, Webcrawler, Tripod, GeoCities, MTV/VH1, Rolling Stone Network, and CBS.com.

ABOUT N2K INC.
     N2K's Music Boulevard is the world's largest online superstore as measured by number of titles, and a complete resource for music content, community and commerce. The Music Boulevard Network, the online division of N2K Inc., combines Music Boulevard and the award-winning music channels: Rocktropolis, Jazz Central Station, Classical Insites and the Star Sites including Stones World and the official sites for Leonard Bernstein and Miles Davis. Music Boulevard (http://www.musicblvd.com) offers a choice of more than 470,000 music titles and over 350,000 sound samples. The Music Boulevard Network is the preferred or exclusive music partner for America Online (AOL Keyword: MB), AOL Japan, AOL Europe, Netscape, Excite, Disney.com, ABC.com, ABC Radio Networks, Infoseek, Ticketmaster, iVillage, AT&T WorldNet, StarMedia, iQVC, CBS Cable's TNN, CMT and country.com and MTV International sites in Europe, Japan, Asia and Brazil.

     Information contained in this release with respect to the expected financial impact of the proposed merger is forward-looking. These statements represent the companies' reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include: materially adverse changes in economic conditions in the markets served by the companies; substantial delay in the expected closing of the merger; unexpected costs in connection with the combination; and inability to achieve the expected synergies of the combined operations.

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